Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "ACTIVECARE, INC.", FILED IN THIS OFFICE ON THE NINETEENTH DAY OF JUNE, A.D. 2014, AT 5:05 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

4694931 8100

SR# 20160768422

Authentication: 201820061

Date: 02-11-16

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:19 PM 06/19/2014
FILED 05:05 PM 06/19/2014
SRV 140861384 - 4694931 FILE

CERTIFICATE OF AMENDMENT
TO THE CERTIFICATE OF INCORPORATION
OF
ACTIVECARE, INC.

Pursuant to and in accordance with Section 242 of the General Corporation Law of the State of Delaware, as amended (the "DGCL"), the undersigned, ActiveCare, Inc. (the "Corporation"), hereby declares and certifies as follows:

1. The name of the Corporation is ActiveCare, Inc.

2. The Certificate of Incorporation of the Corporation was originally filed with the State of Delaware Secretary of State on July 15, 2009.

3. The Certificate of Incorporation is hereby amended to increase the number of shares of common stock the Corporation is authorized to issue from 50,000,000 to 200,000,000 shares, and thereby increase the total number of all shares of all classes of capital stock the Corporation is authorized to issue from 60,000,000 to 210,000,000 shares.

4. To effect the foregoing, Paragraph A of ARTICLE V of the Certificate of Incorporation is hereby amended in its entirety as follows:

"ARTICLE V

A. Authorized Stock. The Corporation is authorized to issue two classes of stock to be designated respectively Preferred Stock ("Preferred Stock") and Common Stock ("Common Stock"). The total number of all shares of all classes of capital stock the Corporation shall have authority to issue is two hundred ten million (210,000,000). The total number of shares of Preferred Stock the Corporation shall have authority to issue is ten million (10,000,000). The total number of shares of Common Stock the Corporation shall have authority to issue is two hundred million (200,000,000). The Preferred Stock and the Common Stock each shall have $.00001 par value per share. The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock, without a vote of the holders of Preferred Stock, or of any series thereof, unless a vote of any such holders of Preferred Stock is required pursuant to the provisions established by the Board of Directors of the Corporation (the "Board of Directors") in the resolution or resolutions providing for the issue of such Preferred Stock, and if such holders of such Preferred Stock are so entitled to vote thereon, then, except as may otherwise be set forth in this Certificate of

Incorporation, the only stockholder approval required shall be the affirmative vote of a majority of the combined voting power of the Common Stock and the Preferred Stock so entitled to vote."

5. The Certificate of Incorporation is hereby amended to provide that only the holders of an affected series of Preferred Stock shall have the ability to vote on an amendment to the Certificate of Incorporation that solely relates to the terms of such series of Preferred Stock.

6. To effect the foregoing, subparagraph 2 of Paragraph C of ARTICLE V of the Certificate of Incorporation is hereby amended in its entirety as follows:

"2. Voting Rights. Except as otherwise required by law or this Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of Common Stock held by such holder of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) or pursuant to the General Corporation Law of the State of Delaware."

7. The amendments specified above have been duly approved and recommended to the stockholders of the Corporation by the board of directors of the Corporation and, in accordance with Section 242 of the DGCL, have been approved and adopted by at least a majority of the stockholders of the Corporation in accordance with Section 228 of the DGCL, the Certificate of Incorporation, and the Bylaws of the Corporation.

IN WITNESS WHEREOF, this Certificate of Amendment of the Certificate of Incorporation of the Corporation is executed and effective as of the __ day of April, 2014.

ACTIVECARE, INC.,
a Delaware corporation

By: ______________________
Name: Michael Acton
Its: Chief Financial Officer